Exhibit 5.1

September 15, 2017

ImageWare Systems, Inc.
10815 Rancho Bernardo Rd., Suite 310
San Diego, CA 92127

Ladies and Gentlemen:

You have requested our opinion, as counsel to ImageWare Systems, Inc., a Delaware corporation (the "Company"), with respect to certain matters in connection with the offering by the Company of up to (i) 11,000 shares of its Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Stock”), and (ii) 10,600,000 shares of its Common Stock (the “Common Stock”, and collectively, with the Preferred Stock, the “Shares”), each pursuant to the Registration Statement on Form S-3 (No. 333-214124) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), the prospectus filed with the Commission on May 4, 2017 (the “Base Prospectus”), and the prospectus supplement dated September 18, 2017 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

We have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

The opinions set forth in this letter are limited to Delaware’s General Corporation Law and the law of the State of California, in each case as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

Disclosure Law Group LLP

/s/ Daniel W. Rumsey
Daniel W. Rumsey
Managing Partner